Exhibit 99.1
EVERI REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
Initiates 2023 Annual Guidance
Las Vegas – March 1, 2023 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2022.
Fourth Quarter 2022 Highlights
•Revenues increased 14% to $205.4 million from $180.4 million a year ago.
◦FinTech segment revenues grew 23% to $92.2 million, reflecting a 102% increase in hardware revenues, an 18% increase in software and other revenues, and a 10% rise in financial access revenues.
◦Games segment revenues rose 7%, reflecting a 12% increase in unit sales revenue and a 5% rise in gaming operations revenues.
◦Recurring revenues grew 9% to $142.9 million and represented 70% of total revenues; non-recurring revenues rose 28% to $62.5 million.
•Operating income increased 8%, while net income decreased to $27.0 million, or $0.28 per diluted share, compared to $89.4 million, or $0.88 per diluted share, in the 2021 fourth quarter. The prior-year period included a $63.5 million, or $0.62 per share, non-cash tax benefit related to the reversal of a valuation allowance on certain deferred tax assets; if excluded, earnings would have been $0.26 per diluted share.
•Adjusted EBITDA, a non-GAAP financial measure, increased to $93.4 million compared to $88.8 million in the 2021 fourth quarter.
•Free Cash Flow, a non-GAAP financial measure, was $41.7 million compared to $19.7 million in the 2021 fourth quarter, which included $31.5 million for placement fees.
•Repurchased 2.1 million shares of stock for $35.0 million in the 2022 fourth quarter.
Full Year 2022 Highlights
•Revenues increased 18% to $782.5 million from $660.4 million in 2021, reflecting a 16% increase in Games segment revenues and a 22% increase in FinTech segment revenues. Organic growth was 15% and acquisitions contributed 3%, or $21.4 million in revenues. Recurring revenues rose 12% to $560.9 million and represented 72% of total revenues.
•Net income was $120.5 million, or $1.24 per diluted share, compared to $152.9 million, or $1.53 per diluted share, in 2021 that included the $63.5 million, or $0.62 per share, non-cash tax benefit noted above.
•Adjusted EBITDA, a non-GAAP financial measure, increased 8% to $374.1 million compared to $347.2 million in 2021.
•Free Cash Flow, a non-GAAP financial measure, was an all-time record $186.7 million, an increase of 18% compared to $158.7 million generated in 2021.

•Repurchased 5.0 million shares of stock for $84.3 million during 2022, or 5.4% of the then-outstanding shares at the initiation of the repurchase program.
Randy Taylor, Chief Executive Officer of Everi, said, “Everi ended 2022 with another quarter of strong performance, including record fourth quarter revenue and Adjusted EBITDA, which extended our record of successful execution on our operating priorities. Our ongoing investments in new product development and acquisitions helped grow our product portfolio and addressable markets and are a key driver of our operating success that resulted in an 18% revenue increase, an 8% rise in Adjusted EBITDA and a record $186.7 million in Free Cash Flow for the 2022 full year.
“Our team's great performance during the last several years reflects the balance and diverse strengths across our operations - Games, FinTech, Loyalty, Digital and Mobile. Together with our solid balance sheet and strong Free Cash Flow generation, Everi is favorably positioned for both consistent near- and long-term growth through our continued investments in growth-focused internal product development initiatives and high-value acquisitions, as well as to return capital to shareholders through opportunistic share repurchases. We expect our successful execution on our growth initiatives, combined with our large percentage of high-margin recurring revenues in our overall revenue mix, will help us mitigate potential challenges of the uncertain macroeconomic environment and enable us to continue delivering profitable growth in 2023 and beyond.”
Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended December 31,
	2022	2021
	(in millions, except per share amounts)
Revenues	$205.4	$180.4

Operating income(1)	$51.6	$47.9

Net income(1)	$27.0	$89.4

Net earnings per diluted share(1)	$0.28	$0.88

Weighted average diluted shares outstanding	95.1	102.1

Adjusted EBITDA (2)	$93.4	$88.8

Free Cash Flow (2)	$41.7	$19.7

Cash and cash equivalents	$293.4	$302.0

Net Cash Position (3)	$89.2	$99.4
(1) Operating income, net income, and earnings per diluted share for the three months ended December 31, 2022, included $0.4 million in professional fees associated with acquisitions and non-recurring litigation costs, net of litigation settlements. Operating income, net income and earnings per diluted share for the three months ended December 31, 2021, included $0.4 million in pre-tax charges for costs related to the consolidation and exiting of certain facilities and $0.5 million for professional fees associated with acquisitions. Net income and earnings per diluted share for the three months ended December 31, 2021, also included a $63.5 million non-cash tax benefit related to the reversal of a valuation allowance on certain deferred tax assets and $34.4 million of pre-tax loss on the extinguishment of debt associated with the Company's refinancing of its outstanding debt.
(2) For a reconciliation of net income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
(3)    For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available toward the end of this release.

Fourth Quarter 2022 Results Overview
Revenues for the three-month period ended December 31, 2022 increased 14% to $205.4 million compared to $180.4 million in the fourth quarter of 2021. Organic revenues increased $16.6 million, or 9%, while revenues from recent acquisitions contributed $8.3 million, or 5%, of the year-over-year growth. Recurring revenues increased 9% to $142.9 million from $131.7 million in the prior-year period driven by growth in both the Games and FinTech Segments. Revenues from lower-margin, non-recurring sales grew 28% to $62.5 million.
Operating income increased 8% to $51.6 million compared to $47.9 million in the prior-year period. Operating expenses declined as a percentage of revenues in the 2022 fourth quarter compared to the prior-year period. Higher research and development expense and depreciation costs reflect the impact of acquisitions earlier in the year and organic development costs to support ongoing growth initiatives. The change in revenue mix, arising from greater growth in product sales, resulted in a lower operating margin compared to the same period a year ago.
Net income was $27.0 million, or $0.28 per diluted share, compared to $89.4 million, or $0.88 per diluted share, in the fourth quarter of 2021. The provision for income taxes increased $60.5 million compared to the prior-year period. The fourth quarter of 2021 benefited from the $63.5 million, or $0.62 per diluted share, reversal of the valuation allowance on certain deferred tax assets.
Adjusted EBITDA increased 5% to $93.4 million from $88.8 million in the prior-year period, inclusive of higher development costs to support future growth.
Free Cash Flow was $41.7 million compared with $19.7 million in the year-ago period. The prior year period included $31.5 million in placement fees paid to extend an agreement with a customer and to fund incremental game unit placements with another customer.
Outlook
Everi today initiated full year 2023 guidance for net income of $88 million to $100 million, Adjusted EBITDA of $384 million to $396 million and Free Cash Flow of $150 million to $160 million. Diluted earnings per share are expected to be $0.93 to $1.05 and Adjusted Diluted EPS, a non-GAAP financial measure, is expected to be $1.50 to $1.65. The lower end of the guidance range reflects the Company’s expectation if macroeconomic conditions cause a relatively flat industry environment for the full year.
Additional factors considered in the Company’s full-year expectations include:
•Net income guidance includes higher interest expense caused by rising interest rates, as well as increased non-cash depreciation and amortization related to recent acquisitions and the associated intangible asset values recorded for purchase accounting.
•Free Cash Flow guidance is inclusive of internal capital investments of approximately $15 million for the recently announced production facilities consolidation and $18 million of discrete capital projects focused on upgrading portions of the Company's IT infrastructure and ERP systems.
•Revenue growth from product and hardware sales is expected to continue to outpace growth of higher-margin recurring revenues, reflecting contributions from recent acquisitions and the Company’s success in increasing its product sales market share.
A summary and reconciliation of the full year 2023 financial targets are included in a supplemental table at the end of this release.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2022	2021
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations - Land-based casinos	$67.2	$65.7
Gaming operations - Digital iGaming	6.2	4.1
Gaming operations - Total	73.4	69.8
Gaming equipment and systems	39.8	35.6
Games total revenues	$113.2	$105.4

Operating income (1)	$25.2	$26.0

Adjusted EBITDA (2)	$56.7	$55.9

Research and development expense	$12.0	$8.1

Capital expenditures	$23.3	$23.8

Gaming operations information:
Units installed at period end:
Class II	10,342	9,719
Class III	7,633	7,184
Total installed base at period end	17,975	16,903

Average units installed during period	17,837	16,605

Daily win per unit ("DWPU") (3)	$37.76	$40.83

Unit sales information:
Units sold	1,944	1,910
Average sales price ("ASP")	$19,631	$18,106
(1)    Operating income for the three months ended December 31, 2022, included a gain of $0.2 million from certain non-recurring litigation settlements. Operating income for the three months ended December 31, 2021, included a $0.4 million charge for costs related to the consolidation and exiting of certain facilities.
(2) For a reconciliation of net income and operating income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided toward the end of this release.
(3) Daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2022 Fourth Quarter Games Segment Highlights
Games segment revenues increased 7% to $113.2 million compared to $105.4 million in the fourth quarter of 2021, primarily reflecting a 12% increase in revenues from gaming machine sales and a 5% increase in gaming operations revenues, including digital gaming operations. The acquisition of Intuicode Gaming contributed $2.0 million in revenues in the 2022 fourth quarter.
Operating income was $25.2 million compared to $26.0 million in the fourth quarter of 2021, reflecting higher revenues from gaming machine sales, offset by lower margins on machine sales due to increased supply chain costs, as well as increased depreciation and amortization costs associated with recent acquisitions. The Company also incurred higher internal research and development expense reflecting an increased investment in games development and engineering costs. Adjusted EBITDA rose to $56.7 million, from $55.9 million in the fourth quarter of 2021.
Gaming operations revenues increased 5% to $73.4 million compared to $69.8 million a year ago.
•The installed base expanded to 17,975 units as of December 31, 2022, a 6% increase, or by 1,072 units, year over year and increased by 240 units on a quarterly sequential basis. The premium portion of the installed base represented 49% of the installed base compared to 46% at December 31, 2021. Growth was driven in part by continued placements of Smokin' Hot Stuff Fire and Ice™ video units and the Company's premium mechanical reel games.
•Daily Win per Unit ("DWPU") was $37.76 in the fourth quarter of 2022 compared to $40.83 in the fourth quarter of 2021 and decreased 5% on a quarterly sequential basis primarily reflecting typical quarterly industry seasonal influences.
•Revenues from digital gaming rose 51% to $6.2 million compared to $4.1 million in the fourth quarter of 2021. The increase primarily reflects growth in the library of available slot content along with an expansion in the number of Gaming operator sites featuring Everi's games.
Gaming equipment and systems revenues generated from the sale of gaming machines, including historical horse racing ("HHR") units and other related parts and equipment, increased 12% to $39.8 million compared to $35.6 million in the fourth quarter of 2021.
•The Company sold 1,944 gaming machines at an average selling price ("ASP") of $19,631 in the 2022 fourth quarter, up 34 units from the 1,910 units sold at an ASP of $18,106 in the 2021 fourth quarter. Unit sales continue to reflect ongoing strength in sales of the Player Classic Signature™ mechanical reel cabinet launched in the first half of 2022, together with ongoing sales of the player-popular Player Classic™ mechanical reel cabinet and demand for the expanding game library supporting the Empire Flex™ video reel cabinet. The Company's unique next-generation video gaming cabinet, the Dynasty Vue, is expected to launch in the second quarter of 2023 and will be supported by a broad array of new game titles.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2022*	2021*
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$52.8	$48.1
Software and other	21.2	17.9
Hardware	18.2	9.0
FinTech total revenues	$92.2	$75.0

Operating income(1)	$26.4	$21.9

Adjusted EBITDA (2)	$36.7	$32.8

Research and development expenses	$5.1	$4.2

Capital expenditures	$12.0	$7.6

Value of financial access transactions:
Funds advanced	$2,749.1	$2,438.5
Funds dispensed	7,566.4	6,930.6
Check warranty	426.3	390.8
Total value processed	$10,741.8	$9,759.9

Number of financial access transactions:
Funds advanced	3.6	3.3
Funds dispensed	28.9	27.0
Check warranty	0.8	0.9
Total transactions completed	33.3	31.2
(1)Operating income for the three months ended December 31, 2022, included $0.6 million for professional fees associated with certain acquisitions and non-recurring litigation costs.
(2)For a reconciliation of net income and operating income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
2022 Fourth Quarter Financial Technology Solutions ("FinTech") Segment Highlights
FinTech revenues for the 2022 fourth quarter increased 23% to $92.2 million compared to $75.0 million in the fourth quarter of 2021, reflecting 10% growth in financial access services, an 18% gain in software and other revenues, and a 102% increase in hardware sales. Organic growth of 15% was complemented by $6.3 million in revenues from the acquisitions of ecash Holdings and Venuetize.
Operating income increased 21% to $26.4 million compared to $21.9 million in the prior-year period, reflecting higher revenues partially offset by higher depreciation and amortization related to recent acquisitions and increased research and development expense for new and enhanced products. Adjusted EBITDA rose 12% to $36.7 million compared to $32.8 million in the 2021 fourth quarter.
•Financial access services revenues, which include cashless and cash-dispensing debit and credit card transactions and check services, increased 10% versus the 2021 fourth quarter to $52.8 million, reflecting higher same-store financial funding transactions, as well as continued growth from new customer additions. Funds delivered to casino floors increased 10% to $10.7 billion on a 7% increase in the number of completed financial transactions together with an increase in average transaction size. While representing less than 5% of funding transactions, cashless transactions (including both digital wallet and paper gaming voucher transactions) increased 42% over the 2021 fourth quarter. The Company's CashClub Wallet technology is currently deployed or being deployed across 21 jurisdictions at 42 casinos.
•Software and other revenues, which include Loyalty and RegTech software, product subscriptions, kiosk maintenance services, and other revenues, rose 18% to $21.2 million in the fourth quarter of 2022 compared to $17.9 million in the fourth quarter 2021. Approximately 79% and 76% of software and other revenues were of a recurring nature in the 2022 and 2021 fourth quarter periods, respectively.
•Hardware sales revenues increased 102% to $18.2 million compared to $9.0 million in the fourth quarter of 2021, reflecting a 52% increase in organic sales of the Company's hardware and software solutions that delivered optimal performance and improved cost efficiencies to casino operators, as well as $4.5 million of revenues from ecash Holdings' voucher redemption kiosks.
Balance Sheet, Liquidity and Cash Flow
•As of December 31, 2022, the Company had $293.4 million of cash and cash equivalents compared with $258.6 million as of September 30, 2022. The Net Cash Position was $89.2 million compared with $103.1 million as of September 30, 2022.
•Cash paid for interest was $12.7 million in the 2022 fourth quarter compared with $6.1 million in the year-ago period, primarily due to the impact of rising interest rates on the Company's variable-rate term debt and third-party commercial cash arrangements associated with certain of the Company's funding of financial access services. The interest expense on the commercial arrangements was $3.6 million for the 2022 fourth quarter on a daily average balance of $323.0 million and $8.3 million on an average daily balance of $349.8 million for the full year.
•The Company repurchased 2.1 million shares of its common stock for total consideration of $35.0 million during the 2022 fourth quarter, and as of December 31, 2022, had $65.7 million remaining under the existing $150 million share repurchase program approved by the Board in the 2022 second quarter.
•During the 2022 fourth quarter the Company closed on its acquisition of substantially all of the assets of Venuetize, Inc., paying $18.2 million, with additional performance-based payments of $2 million to $6 million expected during the next 30 months following close.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2022 fourth quarter and full year results at 11:00 a.m. EST (8:00 a.m. PST) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 2:00 p.m. ET today and may be accessed by dialing +1 (412) 317-6671; the PIN number is 13735707. A replay will be available until March 8, 2023. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance, and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash

Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, non-recurring litigation costs net of settlements received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, and one-time charges and benefits. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define Adjusted Diluted EPS as earnings per diluted share before non-cash stock compensation expense, accretion of contract rights, amortization of acquired intangible assets, non-recurring litigation costs net of settlements received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, and one-time charges and benefits. We consider Adjusted Diluted EPS as a supplemental measure to our operating performance and believe it provides investors with another indicator of our operating performance. A reconciliation of the Company’s diluted earnings per share per GAAP to Adjusted Diluted EPS is included in the Unaudited Reconciliation of diluted earnings per share to Adjusted Diluted EPS provided at the end of this release.
We define Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date this press release is issued. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “aim to,” “designed to,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “assume,” “estimate,” “indication,” “seek,” “project,” “may,” “can,” “could,” “should,” “favorably positioned,” or “will” and other words and terms of similar meaning. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and only as of the date hereof. We undertake no obligation to update or publicly revise any forward-looking statements as a result of new information, future developments or otherwise.
Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements, including guidance related to 2023 financial and operational metrics, such as maintaining revenue, earnings and Free Cash Flow momentum; sustaining our growth; driving growth of the gaming operations installed base and DWPU; expanding the portions of the gaming floor the Company’s games address, including into the Historical Horse Racing category of gaming devices and the Company's overall targeted ship share of gaming machines sold; successfully performing obligations required by acquisition agreements; and creating incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and mitigating potential challenges created by macroeconomic uncertainties and conditions; and the adoption of our products and technologies.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control, including, but not limited to, statements regarding: macro-economic impacts on consumer discretionary spending, interest rates and interest expense; global supply chain disruption; inflationary impact on supply chain costs; inflationary impact on labor costs and retention; equity incentive activity and compensation expense; our ability to maintain revenue, earnings, and cash flow momentum or lack thereof; changes in global market, business and regulatory conditions whether as a result of the COVID-19 or other global pandemic or other economic or geopolitical developments around the world, including availability of discretionary spending income of casino patrons as well as expectations for the closing or re-opening of casinos; product innovations that address customer needs in a new and evolving operating environment; to enhance shareholder value in the long-term; trends in gaming establishment and patron usage of our products; benefits realized by using our products and services; benefits and/or costs associated with mergers, acquisitions, and/or strategic alliances; product development, including the benefits from the release of new products, new product features, product enhancements, or product extensions; regulatory approvals and changes; gaming, financial regulatory, legal, card association, and statutory compliance and changes; the implementation of new or amended card association and payment network rules or interpretations; consumer collection activities; competition (including consolidations); tax liabilities; borrowings and debt repayments; goodwill impairment charges; international expansion or lack thereof; resolution of litigation or government investigations; our share repurchase and dividend policy; new customer contracts and contract renewals or lack thereof; and financial performance and results of operations (including revenue, expenses, margins, earnings, cash flow, and capital expenditures).
Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the following: our ability to generate profits in the future and to create incremental value for shareholders; our ability to withstand economic slowdowns, inflationary and other economic factors that pressure discretionary consumer spending; our ability to execute on mergers, acquisitions and/or strategic alliances, including our ability to integrate and operate such acquisitions or alliances consistent with our forecasts in order to achieve future growth; our ability to execute on key initiatives and deliver ongoing improvements; expectations regarding growth for the Company’s installed base and daily win per unit; expectations regarding placement fee arrangements; inaccuracies in underlying operating assumptions; our ability to withstand direct and indirect impacts of a pandemic outbreak or other public health crisis of uncertain duration on our business and the businesses of our customers and suppliers, including as a result of actions taken in response to governments, regulators, markets and individual consumers; changes in global market, business, and regulatory conditions arising as a result of economic, geopolitical and other developments around the world, including a global pandemic, increased conflict and political turmoil, climate change or currently unexpected crises or natural disasters; our leverage and the related covenants that restrict our operations; our ability to comply with our debt covenants and our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; our ability to replace revenue associated with terminated contracts or margin degradation from contract renewals: expectations regarding customers’ preferences and demands for future product and service offerings; our ability to successfully introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; failure to control product development costs and create successful new products; the overall growth or contraction of the gaming industry; anticipated sales performance; our ability to prevent, mitigate, or timely recover from cybersecurity breaches, attacks, and compromises; national and international economic and industry conditions; changes in gaming regulatory, financial regulatory, legal, card association, and statutory requirements; regulatory and licensing difficulties, competitive pressures and changes in the competitive environment; operational limitations; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; business prospects; unanticipated expenses or capital needs; technological obsolescence and our ability to adapt to evolving technologies; employee hiring, turnover, and retention; our ability to comply with regulatory requirements under the Payment Card Industry (“PCI”) Data Security Standards and maintain our certified status; and those other risks and uncertainties discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”). Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi’s mission is to lead the gaming industry through the power of people, imagination, and technology. As one of the largest suppliers of technology solutions for the casino floor that also has an expanding focus in adjacent industries, our commitment is to continually develop products and services that provide gaming entertainment, improve our customers’ patron engagement, and help our customers operate their businesses more efficiently. We develop entertaining game content, gaming machines, and gaming systems and services for land-based and iGaming operators. Everi is a leading innovator and provider of trusted financial technology solutions that power casino floors, improve casinos’ operational efficiencies, and fulfill regulatory compliance requirements. The Company also develops and supplies player loyalty tools and mobile-first applications that drive increased patron engagement for our customers and venues in the casino, sports, entertainment, and hospitality industries. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
Investor Relations Contacts:
Everi Holdings Inc.                            JCIR
William Pfund                                Richard Land, James Leahy
SVP, Investor Relations                        212-835-8500 or evri@jcir.com
702-676-9513 or william.pfund@everi.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues
Games revenues
Gaming operations	$73,436	$69,862	$292,873	$272,885
Gaming equipment and systems	39,787	35,546	143,553	103,844
Games total revenues	113,223	105,408	436,426	376,729
FinTech revenues
Financial access services	52,809	48,046	206,860	178,019
Software and other	21,176	17,923	80,232	67,797
Hardware	18,155	9,011	59,001	37,840
FinTech total revenues	92,140	74,980	346,093	283,656
Total revenues	205,363	180,388	782,519	660,385
Costs and expenses
Games cost of revenues
Gaming operations	6,479	5,887	25,153	21,663
Gaming equipment and systems	23,917	21,035	86,638	60,093
Games total cost of revenues	30,396	26,922	111,791	81,756
FinTech cost of revenues
Financial access services	2,781	1,916	10,186	6,779
Software and other	1,141	933	4,125	4,129
Hardware	12,146	5,707	39,220	22,785
FinTech total cost of revenues	16,068	8,556	53,531	33,693
Operating expenses	55,729	55,580	216,959	188,900
Research and development	17,141	12,252	60,527	39,051
Depreciation	18,459	14,916	66,801	61,487
Amortization	15,976	14,307	59,558	57,987
Total costs and expenses	153,769	132,533	569,167	462,874
Operating income	$51,594	$47,855	$213,352	$197,511
Other expenses
Interest expense, net of interest income	17,230	11,609	55,752	62,097
Loss on extinguishment of debt	—	—	—	34,389
Total other expenses	17,230	11,609	55,752	96,486
Income before income tax	34,364	36,246	157,600	101,025
Income tax provision (benefit)	7,327	(53,185)	37,111	(51,900)
Net income	27,037	89,431	120,489	152,925
Foreign currency translation gain (loss)	1,923	71	(2,742)	(264)
Comprehensive income	$28,960	$89,502	$117,747	$152,661

Earnings per share
Basic	$0.30	$0.98	$1.33	$1.71
Diluted	$0.28	$0.88	$1.24	$1.53
Weighted average common shares outstanding
Basic	88,879	91,206	90,494	89,284
Diluted	95,128	102,081	97,507	99,967

EVERI HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$293,394	$302,009
Settlement receivables	263,745	89,275
Trade and other receivables, net of allowances for credit losses of $4,855 and $5,161 at December 31, 2022 and December 31, 2021, respectively	118,895	104,822
Inventory	58,350	29,233
Prepaid expenses and other current assets	38,822	27,299
Total current assets	773,206	552,638
Non-current assets
Property and equipment, net	133,645	119,993
Goodwill	715,870	682,663
Other intangible assets, net	238,275	214,594
Other receivables	27,757	13,982
Deferred tax assets, net	1,584	32,121
Other assets	27,906	19,659
Total non-current assets	1,145,037	1,083,012
Total assets	$1,918,243	$1,635,650
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$467,903	$291,861
Accounts payable and accrued expenses	217,424	173,933
Current portion of long-term debt	6,000	6,000
Total current liabilities	691,327	471,794
Non-current liabilities
Deferred tax liabilities, net	5,994	—
Long-term debt, less current portion	971,995	975,525
Other accrued expenses and liabilities	31,286	13,831
Total non-current liabilities	1,009,275	989,356
Total liabilities	1,700,602	1,461,150
Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value, 500,000 shares authorized and 119,390 and 88,036 shares issued and outstanding at December 31, 2022, respectively, and 116,996 and 91,313 shares issued and outstanding at December 31, 2021, respectively	119	117
Convertible preferred stock, 0.001 par value, 50,000 shares authorized and no shares outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	527,465	505,757
Accumulated deficit	(21,266)	(141,755)
Accumulated other comprehensive loss	(4,197)	(1,455)
Treasury stock, at cost, 31,353 and 25,683 shares at December 31, 2022 and December 31, 2021, respectively	(284,480)	(188,164)
Total stockholders’ equity	217,641	174,500
Total liabilities and stockholders’ equity	$1,918,243	$1,635,650

EVERI HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net income	$120,489	$152,925
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	66,801	61,487
Amortization	59,558	57,987
Non-cash lease expense	4,847	4,401
Amortization of financing costs and discounts	2,854	3,937
Loss on sale or disposal of assets	591	1,658
Accretion of contract rights	9,578	9,318
Provision for credit losses	10,115	7,540
Deferred income taxes	32,618	(52,077)
Reserve for inventory obsolescence	792	2,275
Loss on extinguishment of debt	—	34,389
Stock-based compensation	19,789	20,900
Other non-cash items	—	53
Changes in operating assets and liabilities:
Settlement receivables	(174,604)	(28,624)
Trade and other receivables	(30,974)	(37,617)
Inventory	(26,314)	(3,755)
Prepaid expenses and other assets	(25,717)	(10,219)
Settlement liabilities	176,274	118,651
Accounts payable and accrued expenses	25,944	48,401
Net cash provided by operating activities	272,641	391,630
Cash flows from investing activities
Capital expenditures	(127,568)	(104,708)
Acquisitions, net of cash acquired	(51,450)	(16,000)
Proceeds from sale of property and equipment	227	261
Placement fee agreements	(547)	(31,465)
Net cash used in investing activities	(179,338)	(151,912)
Cash flows from financing activities
Proceeds from new term loan	—	600,000
Repayments of new term loan	(6,000)	(1,500)
Repayments of prior term loan	—	(735,500)
Repayment of prior incremental term loan	—	(124,375)
Proceeds from 2021 unsecured notes	—	400,000
Repayments of 2017 unsecured notes	—	(285,381)
Fees associated with debt transactions — new debt	—	(19,797)
Fees associated with debt transactions — prior debt	—	(20,828)
Proceeds from exercise of stock options	1,921	18,251
Treasury stock - restricted share vestings and withholdings	(11,969)	(9,354)
Treasury stock - repurchase of shares	(84,347)	—
Payment of acquisition contingent consideration	(173)	(9,875)
Net cash used in financing activities	(100,568)	(188,359)
Effect of exchange rates on cash and cash equivalents	(1,398)	18
Cash, cash equivalents and restricted cash
Net (decrease) increase for the period	(8,663)	51,377
Balance, beginning of the period	303,726	252,349
Balance, end of the period	$295,063	$303,726

EVERI HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2022	2021
Supplemental cash disclosures
Cash paid for interest	$54,749	$51,224
Cash paid for income tax, net of refunds	4,522	1,062
Supplemental non-cash disclosures
Accrued and unpaid capital expenditures	$3,222	$3,690
Transfer of leased gaming equipment to inventory	9,588	8,782

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At December 31,
	2022	2021
Cash available
Cash and cash equivalents (1)	$293,394	$302,009
Settlement receivables	263,745	89,275
Settlement liabilities	(467,903)	(291,861)
Net Cash Position	89,236	99,423

Undrawn revolving credit facility	125,000	125,000
Net Cash Available	$214,236	$224,423
(1) Cash and cash equivalents does not include $1.7 million of restricted cash at each of December 31, 2022 and 2021, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended December 31, 2022
	Games	FinTech	Total
Net income			$27,037
Income tax provision			7,327
Interest expense, net of interest income			17,230
Operating income	$25,174	$26,420	$51,594

Plus: depreciation and amortization	27,084	7,351	34,435
EBITDA	$52,258	$33,771	$86,029

Non-cash stock-based compensation expense	2,464	2,313	4,777
Accretion of contract rights	2,210	—	2,210
Facilities consolidation costs	8	—	8
Litigation fees, net of settlements received	(194)	508	314
Non-recurring professional fees and other	—	63	$63
Adjusted EBITDA	$56,746	$36,655	$93,401

Cash paid for interest			(12,679)
Cash paid for capital expenditures			(35,343)
Cash paid for income taxes, net			(3,676)
Free Cash Flow			$41,703

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended December 31, 2021
	Games	FinTech	Total
Net income			$89,431
Income tax benefit			(53,185)
Interest expense, net of interest income			11,609
Operating income	$25,957	$21,898	$47,855

Plus: depreciation and amortization	23,156	6,067	29,223
EBITDA	$49,113	$27,965	$77,078

Non-cash stock-based compensation expense	4,095	4,401	8,496
Accretion of contract rights	2,352	—	2,352
Facilities consolidation costs	365	—	365
Non-recurring professional fees and other	—	476	476
Adjusted EBITDA	$55,925	$32,842	$88,767

Cash paid for interest			(6,057)
Cash paid for capital expenditures			(31,420)
Cash paid for placement fees			(31,465)
Cash paid for income taxes, net			(87)
Free Cash Flow			$19,738

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Year Ended December 31, 2022
	Games	FinTech	Total
Net income			$120,489
Income tax provision			37,111
Interest expense, net of interest income			55,752
Operating income	$107,636	$105,716	$213,352

Plus: depreciation and amortization	100,150	26,209	126,359
EBITDA	$207,786	$131,925	$339,711

Non-cash stock-based compensation expense	10,178	9,611	19,789
Accretion of contract rights	9,578	—	9,578
Facilities consolidation costs	686	—	686
Litigation fees, net of settlements received	(194)	2,485	2,291
Non-recurring professional fees and other	38	1,989	2,027
Adjusted EBITDA	$228,072	$146,010	$374,082

Cash paid for interest			(54,749)
Cash paid for capital expenditures			(127,568)
Cash paid for placement fees			(547)
Cash paid for income taxes, net			(4,522)
Free Cash Flow			$186,696

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Year Ended December 31, 2021
	Games	FinTech	Total
Net income			$152,925
Income tax benefit			(51,900)
Loss on extinguishment of debt			34,389
Interest expense, net of interest income			62,097
Operating income	$102,021	$95,490	$197,511

Plus: depreciation and amortization	96,742	22,732	119,474
EBITDA	$198,763	$118,222	$316,985

Non-cash stock-based compensation expense	10,170	10,730	20,900
Accretion of contract rights	9,318	—	9,318
Litigation settlement, net	—	(1,107)	(1,107)
Facilities consolidation costs	365	—	365
Asset acquisition expense, non-recurring professional fees and other	—	744	744
Adjusted EBITDA	$218,616	$128,589	$347,205

Cash paid for interest			(51,224)
Cash paid for capital expenditures			(104,708)
Cash paid for placement fees			(31,465)
Cash paid for income taxes, net			(1,062)
Free Cash Flow			$158,746

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA TO PROJECTED ADJUSTED EBITDA, AND TO PROJECTED FREE CASH FLOW
FOR THE YEAR ENDING DECEMBER 31, 2023
(In thousands)

	2023 Guidance Range (1)

Projected net income	$88,000	$100,000

Projected income tax provision @ 23% - 24%	28,000	32,000
Projected interest expense, net of interest income	84,000	78,000
Projected operating income	$200,000	$210,000
Plus: projected depreciation and amortization	143,000	148,000
Projected EBITDA	$343,000	$358,000

Projected non-cash stock compensation expense	21,000	22,000
Projected accretion of contract rights	12,000	10,000
Projected facilities consolidation costs, asset acquisition and non-recurring professional fees, and certain litigation fees	8,000	6,000
Projected Adjusted EBITDA	$384,000	$396,000

Projected cash paid for interest, net of interest income	(84,000)	(78,000)
Projected cash paid for capital expenditures	(113,000)	(120,000)
Projected cash paid for new production facility and IT infrastructure expenditures	(33,000)	(32,000)
Projected cash paid for placement fees	(1,000)	(500)
Projected cash paid for income taxes, net of refunds	(3,000)	(5,500)
Projected Free Cash Flow	$150,000	$160,000

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF PROJECTED DILUTED EARNINGS PER SHARE TO
PROJECTED ADJUSTED DILUTED EPS
FOR THE YEAR ENDING DECEMBER 31, 2023
(In thousands)

	2023 Guidance Range (1)

Projected net income	$88,000	$100,000
Projected weighted average common shares - diluted	95,100	95,100
Projected diluted earnings per share	$0.93	$1.05

Projected non-cash stock compensation expense per share (2)	0.17	0.18
Projected amortization of acquired intangible assets (2)(3)	0.24	0.30
Projected accretion of contract rights per share (2)	0.10	0.08
Projected facilities consolidation costs, asset acquisition and non-recurring professional fees, and certain litigation fees (2)	$0.06	$0.04
Projected Adjusted Diluted EPS	$1.50	$1.65
(1) All figures presented are projected estimates for the year ending December 31, 2023.
(2) Projected amounts are inclusive of estimated tax impact at 24%.
(3) Includes the amortization of developed technology, customer contracts and relationships, trade names and other similar items with fair values assigned in connection with the purchase accounting valuation process that the Company acquired through various business combinations.